                                                 Exhibit 99.1

BARINGS BDC, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS AND
ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.26 PER SHARE
CHARLOTTE, N.C., February 22, 2024 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company”) today reported its financial and operating results for the fourth quarter and full year of 2023 and announced that the Company’s Board of Directors (the “Board”) declared a quarterly cash dividend of $0.26 per share.
Highlights

Income Statement	Three Months Ended December 31, 2023		Three Months Ended September 30, 2023		Full Year Ended December 31, 2023
(dollars in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(2)	Total Amount	Per Share(3)
Net investment income	$33.4	$0.31	$33.3	$0.31	$127.8	$1.19
Net realized gains (losses)	$12.8	$0.12	$(17.3)	$(0.16)	$(62.8)	$(0.58)
Net unrealized appreciation (depreciation)	$(16.4)	$(0.15)	$2.0	$0.02	$62.6	$0.59
Net increase in net assets resulting from operations	$29.9	$0.28	$18.3	$0.17	$128.0	$1.20
Dividends paid		$0.26		$0.26		$1.02
(1) Based on weighted average shares outstanding during the period of 106,371,835.
(2) Based on weighted average shares outstanding during the period of 106,516,166.
(3) Based on weighted average shares outstanding during the period of 107,040,677.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of December 31, 2023	As of September 30, 2023	As of December 31, 2022
Investment portfolio at fair value	$2,488.7	$2,521.6	$2,448.9
Weighted average yield on performing debt investments (at principal amount)	10.5%	10.6%	9.7%

Total assets	$2,677.5	$2,741.7	$2,710.0
Debt outstanding (principal)	$1,444.9	$1,521.1	$1,454.1
Total net assets (equity)	$1,196.6	$1,198.2	$1,192.3
Net asset value per share	$11.28	$11.25	$11.05
Debt-to-equity ratio	1.21x	1.27x	1.22x
Net debt-to-equity ratio (adjusted for unrestricted cash and net unsettled transactions)	1.15x	1.18x	1.12x
Fourth Quarter 2023 Results
Commenting on the quarter, Eric Lloyd, Chief Executive Officer of Barings BDC, stated, “BBDC fourth quarter results speak to the strength of our core middle market loan portfolio and our defensive approach to underwriting. In the fourth quarter, we out-earned the dividend by approximately 20%, increased net investment income from the third quarter and repurchased 449,096 shares as part of our share repurchase program. As we enter 2024, we remain focused on delivering strong risk-adjusted returns to our shareholders.”
During the three months ended December 31, 2023, the Company reported total investment income of $75.8 million, net investment income of $33.4 million, or $0.31 per share, and a net increase in net assets resulting from operations of $29.9 million, or $0.28 per share.

Net asset value (“NAV”) per share as of December 31, 2023 was $11.28, as compared to $11.25 as of September 30, 2023. The increase in NAV per share from September 30, 2023 to December 31, 2023 was primarily attributed to a net realized gain on investments and foreign currency transactions of $0.12 per share, net investment income exceeding the Company’s fourth quarter dividend by $0.05 per share and the accretive impact of share repurchases of $0.01 per share, partially offset by net unrealized depreciation on the Company’s investment portfolio, credit support agreements and foreign currency transactions of approximately $0.15 per share.
Recent Portfolio Activity
During the three months ended December 31, 2023, the Company made 14 new investments totaling $100.9 million, made investments in existing portfolio companies totaling $79.1 million and made a $12.5 million equity co-investment alongside certain affiliates in a portfolio company that specializes in providing financing to plaintiff law firms engaged in mass tort and other civil litigation. During the three months ended December 31, 2023, the Company had seven loans repaid totaling $64.8 million and received $37.2 million of portfolio company principal payments. The Company received $3.0 million of return of capital from its joint ventures and equity investments. In addition, the Company received $65.8 million for the sale of loans, recognizing a net realized loss on these transactions of $1.4 million, and sold $68.7 million of middle-market portfolio debt investments to its joint ventures, realizing a gain on these transactions of $0.4 million. Investments in two portfolio companies were restructured, which resulted in a gain of $0.4 million. Lastly, the Company received proceeds related to the sale of equity investments totaling $5.1 million and recognized a net realized gain on such sales totaling $3.2 million.
During the three months ended December 31, 2023, the Company recorded net unrealized depreciation totaling $16.4 million, consisting of unrealized depreciation related to foreign currency transactions of $10.0 million and net unrealized depreciation related to forward currency contracts of $19.2 million, net of unrealized appreciation of $0.5 million on the MVC credit support agreement with Barings, unrealized appreciation of $3.1 million on the Sierra credit support agreement with Barings, net unrealized appreciation on the Company’s current portfolio of $5.8 million, unrealized appreciation reclassification adjustments of $1.9 million related to the net realized losses on the sales / repayments of certain investments and a deferred tax asset of $1.5 million. The net unrealized appreciation on the Company’s current portfolio of $5.8 million was driven primarily by the impact of foreign currency exchange rates on investments of $26.1 million, partially offset by the credit or fundamental performance of investments of $18.6 million and broad market moves for investments of $1.7 million.
Liquidity and Capitalization
As of December 31, 2023, the Company had cash and foreign currencies of $70.5 million, $719.9 million of borrowings outstanding under its $1.1 billion senior secured revolving credit agreement, $725.0 million aggregate principal amount of unsecured notes outstanding and a net receivable from unsettled transactions of $0.2 million.
On February 12, 2024, the Company issued $300.0 million in aggregate principal amount of senior unsecured notes that mature on February 15, 2029 and bear interest at a rate of 7.000% per annum (the “February 2029 Notes”). The February 2029 Notes pay interest semi-annually and all principal is due upon maturity. The February 2029 Notes may be redeemed in whole or in part at any time at the Company’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the February 2029 Notes, and any accrued and unpaid interest. The February 2029 Notes were issued at a public offering price of 98.948% of the principal amount thereof.
Commenting on the Company's liquidity position, Elizabeth Murray, Chief Financial Officer, stated, “During the first quarter, BBDC continued to improve its liquidity position and financing profile through the issuance of $300.0 million in 5-year unsecured notes at a 7.00% coupon. This unsecured debt issuance enhances operational stability, allows us to optimize our liability structure and expands our ladder of maturities out to 2029.”
Share Repurchase Program
On February 23, 2023, the Board authorized a 12-month share repurchase program. Under the program, the Company may repurchase, during the 12-month period that commenced on March 1, 2023, up to $30.0 million in the aggregate of its outstanding common stock in the open market at prices below the then-current NAV per share. The timing, manner, price and amount of any share repurchases will be determined by the Company, in its discretion, based upon the evaluation of economic and market conditions, the Company’s stock price, applicable legal, contractual and regulatory requirements and other factors. The program is expected to be in effect until March 1, 2024, unless extended or until the aggregate repurchase amount that has been approved by the Board has been expended. The program does not require the Company to repurchase any specific number of shares, and the Company cannot assure stockholders that any shares will be repurchased under the program. The program may be suspended, extended, modified or discontinued at any time. As of February 22, 2024, the Company had repurchased a total of 1,849,096 shares of its common stock in the open market under the authorized program at an average price of $7.99 per share, including broker commissions.

On February 22, 2024, the Board authorized a new 12-month share repurchase program. Under the program, the Company may repurchase, during the 12-month period commencing on March 1, 2024, up to $30.0 million in the aggregate of its outstanding common stock in the open market at prices below the then-current NAV per share. The timing, manner, price and amount of any share repurchases will be determined by the Company, in its discretion, based upon the evaluation of economic and market conditions, the Company’s stock price, applicable legal, contractual and regulatory requirements and other factors. The program is expected to be in effect until March 1, 2025, unless extended or until the aggregate repurchase amount that has been approved by the Board has been expended. The program does not require the Company to repurchase any specific number of shares, and the Company cannot assure stockholders that any shares will be repurchased under the program. The program may be suspended, extended, modified or discontinued at any time.
Dividend Information
The Board declared a quarterly cash dividend of $0.26 per share.
The Company’s first quarter dividend is payable as follows:
First Quarter 2024 Dividend:
Amount per share:         $0.26
Record date:             March 6, 2024
Payment date:             March 13, 2024
Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income, capital gains and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.
Subsequent Events
Subsequent to December 31, 2023, the Company made approximately $41.9 million of new commitments, of which $35.3 million closed and funded. The $35.3 million of investments consist of $35.0 million of first lien senior secured debt investments and $0.3 million of equity investments. The weighted average yield of the debt investments was 11.5%. In addition, the Company funded $15.7 million of previously committed revolvers and delayed draw term loans.
Conference Call to Discuss Fourth Quarter and Full Year 2023 Results
Barings BDC has scheduled a conference call to discuss fourth quarter and full year 2023 financial and operating results for Friday, February 23, 2024, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until March 1, 2024. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13743633.
This conference call will also be available via a live webcast on the investor relations section of Barings BDC’s website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website until March 1, 2024.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the Company’s projected net investment income and earnings, the Company’s distribution levels and frequency of distributions, the Company’s share repurchase activity, and the Company’s investment activity and the ability of Barings LLC to manage Barings BDC and identify investment opportunities, all of which are subject to change at any time based upon economic, market or other conditions, and may not be relied upon as investment advice or an indication of Barings BDC’s trading intent. More information on the risks and other potential factors that could affect Barings BDC’s financial results and future events, including important factors that could cause actual results or events to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in Barings BDC’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Barings BDC’s most recently filed annual report on Form 10-K, as well as in subsequent filings, including Barings BDC’s quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to NAV, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.
Non-GAAP Financial Measures
To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s net debt (calculated as (i) total debt less (ii) unrestricted cash and foreign currencies (excluding restricted cash) net of net payables/receivables from unsettled transactions) and its net debt-to-equity ratio (calculated as net debt divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans in middle-market companies that operate across a wide range of industries. Barings BDC’s investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with $381+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $381+ billion* global investment manager sourcing differentiated opportunities and building long-term portfolios across public and private fixed income, real estate, and specialist equity markets. With investment professionals based in North America, Europe and Asia Pacific, the firm, a subsidiary of MassMutual, aims to serve its clients, communities and employees, and is committed to sustainable practices and responsible investment. Learn more at www.barings.com.
*Assets under management as of December 31, 2023

Media Contact:
MediaRelations@barings.com

Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2023	2022
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $2,053,548 and $2,191,345 as of December 31, 2023 and 2022, respectively)	$1,995,372	$2,052,614
Affiliate investments (cost of $378,865 and $275,482 as of December 31, 2023 and 2022, respectively)	402,423	289,993
Control investments (cost of $103,163 and $95,571 as of December 31, 2023 and 2022, respectively)	90,920	106,328
Total investments at fair value	2,488,715	2,448,935
Cash	57,187	96,160
Foreign currencies (cost of $13,023 and $42,627 as of December 31, 2023 and 2022, respectively)	13,341	43,255
Interest and fees receivable	51,598	42,738
Prepaid expenses and other assets	3,564	1,079
Credit support agreements (cost of $58,000 as of both December 31, 2023 and 2022, respectively)	57,800	53,086
Derivative assets	1	1,508
Deferred financing fees	3,948	3,224
Receivable from unsettled transactions	1,299	19,972
Total assets	$2,677,453	$2,709,957
Liabilities:
Accounts payable and accrued liabilities	$2,950	$971
Interest payable	8,450	7,635
Administrative fees payable	536	677
Base management fees payable	8,347	7,981
Incentive management fees payable	7,737	—
Derivative liabilities	11,265	16,677
Payable from unsettled transactions	1,112	35,565
Borrowings under credit facilities	719,914	729,144
Notes payable (net of deferred financing fees)	720,583	718,978
Total liabilities	1,480,894	1,517,628
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 106,067,070 and 107,916,166 shares issued and outstanding as of December 31, 2023 and 2022, respectively)	106	108
Additional paid-in capital	1,854,457	1,855,975
Total distributable earnings (loss)	(658,004)	(663,754)
Total net assets	1,196,559	1,192,329
Total liabilities and net assets	$2,677,453	$2,709,957
Net asset value per share	$11.28	$11.05

Barings BDC, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended (Unaudited)		Full Year Ended
	December 31, 2023	September 30, 2023	December 31, 2023
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$56,232	$54,365	$216,326
Affiliate investments	760	576	2,175
Control investments	77	464	1,288
Total interest income	57,069	55,405	219,789
Dividend income:
Non-Control / Non-Affiliate investments	1,428	897	3,983
Affiliate investments	8,849	7,618	32,934
Total dividend income	10,277	8,515	36,917
Fee and other income:
Non-Control / Non-Affiliate investments	3,094	2,544	12,951
Affiliate investments	46	88	337
Control investments	12	18	113
Total fee and other income	3,152	2,650	13,401
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	3,646	3,317	15,280
Affiliate investments	273	412	936
Control investments	1,166	250	1,912
Total payment-in-kind interest income	5,085	3,979	18,128
Interest income from cash	265	297	966
Total investment income	75,848	70,846	289,201
Operating expenses:
Interest and other financing fees	22,755	21,829	84,711
Base management fee	8,347	8,315	32,649
Incentive management fees	7,737	4,618	32,046
General and administrative expenses	2,438	2,363	9,984
Total operating expenses	41,277	37,125	159,390
Net investment income before taxes	34,571	33,721	129,811
Income taxes, including excise tax expense	1,200	412	2,007
Net investment income after taxes	$33,371	$33,309	$127,804

Barings BDC, Inc. Consolidated Statements of Operations - (Continued) (in thousands, except share and per share data)

	Three Months Ended (Unaudited)		Full Year Ended
	December 31, 2023	September 30, 2023	December 31, 2023
Realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements, foreign currency transactions and forward currency contracts:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	$2,673	$(16,696)	$(59,469)
Affiliate investments	(64)	—	(64)
Net realized gains (losses) on investments	2,609	(16,696)	(59,533)
Foreign currency transactions	416	(330)	4,160
Forward currency contracts	9,768	(234)	(7,377)
Net realized gains (losses)	12,793	(17,260)	(62,750)
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	21,026	9,336	83,134
Affiliate investments	(6,486)	184	7,260
Control investments	(5,334)	(15,999)	(23,000)
Net unrealized appreciation (depreciation) on investments	9,206	(6,479)	67,394
Credit support agreements	3,600	(6,450)	4,714
Foreign currency transactions	(9,983)	7,560	(13,389)
Forward currency contracts	(19,238)	7,379	3,905
Net unrealized appreciation (depreciation)	(16,415)	2,010	62,624
Net realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements, foreign currency transactions and forward currency contracts	(3,622)	(15,250)	(126)
Benefit from (provision for) taxes	160	262	321
Net increase (decrease) in net assets resulting from operations	$29,909	$18,321	$127,999
Net investment income per share — basic and diluted	$0.31	$0.31	$1.19
Net increase (decrease) in net assets resulting from operations per share — basic and diluted	$0.28	$0.17	$1.20
Dividends / distributions per share:
Total dividends/distributions per share	$0.26	$0.26	$1.02
Weighted average number of shares outstanding — basic and diluted	106,371,835	106,516,166	107,040,677

Barings BDC, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$127,999	$4,681	$77,685
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(614,648)	(1,162,247)	(1,461,057)
Net cash acquired from Sierra merger (cash consideration paid)	—	101,896	—
Transaction costs from Sierra merger	—	(8,127)	—
Repayments received / sales of portfolio investments	593,505	1,041,370	943,867
Purchases of short-term investments	—	—	(297,561)
Sales of short-term investments	—	—	363,118
Loan origination and other fees received	8,286	20,120	30,504
Net realized (gain) loss on investments	59,533	11,020	(2,645)
Net realized (gain) loss on foreign currency transactions	(4,160)	1,259	5,647
Net realized (gain) loss on forward currency contracts	7,377	(25,140)	378
Net unrealized (appreciation) depreciation on investments	(67,394)	124,189	(3,029)
Net unrealized (appreciation) depreciation of CSAs	(4,714)	6,714	(1,800)
Net unrealized (appreciation) depreciation on foreign currency transactions	13,389	(22,812)	(17,014)
Net unrealized (appreciation) depreciation on forward currency contracts	(3,905)	14,950	(262)
Payment-in-kind interest / dividends	(26,540)	(12,307)	(10,795)
Amortization of deferred financing fees	3,285	3,053	1,620
Accretion of loan origination and other fees	(8,425)	(11,538)	(9,444)
Amortization / accretion of purchased loan premium / discount	(1,895)	(2,322)	(4,646)
Payments for derivative contracts	(21,742)	(5,628)	(2,362)
Proceeds from derivative contracts	14,365	30,768	1,984
Changes in operating assets and liabilities:
Interest and fees receivable	(6,431)	(14,597)	(14,472)
Prepaid expenses and other assets	(462)	(3,214)	(2,198)
Accounts payable and accrued liabilities	8,710	(7,756)	2,446
Interest payable	811	1,935	3,483
Net cash provided by (used in) operating activities	76,944	86,267	(396,553)
Cash flows from financing activities:
Borrowings under credit facilities	93,447	244,657	455,732
Repayments of credit facilities	(113,105)	(148,061)	(506,580)
Proceeds from notes	—	—	500,000
Financing fees paid	(2,404)	(1,870)	(7,274)
Purchases of shares in repurchase plan	(14,772)	(32,105)	—
Cash dividends / distributions paid	(108,997)	(93,726)	(53,559)
Net cash provided by (used in) financing activities	(145,831)	(31,105)	388,319
Net increase (decrease) in cash and foreign currencies	(68,887)	55,162	(8,234)
Cash and foreign currencies, beginning of year	139,415	84,253	92,487
Cash and foreign currencies, end of year	$70,528	$139,415	$84,253

Barings BDC, Inc. Consolidated Statements of Cash Flows - (Continued) (in thousands)
	Year Ended December 31,
	2023	2022	2021
Supplemental Information:
Cash paid for interest	$79,409	$50,641	$27,203
Excise taxes paid during the period	$1,012	$—	$71
Supplemental non-cash information
Acquisitions:
Fair value of net assets acquired, net of cash	—	(435,812)	—
Transaction costs	—	2,433	—
Common stock issued in acquisition of net assets	—	499,418	—
Credit support agreement	—	(44,400)	—
Deemed contribution - from Adviser	—	27,730	—
Deemed contributions - CSA	—	44,400	—

Barings BDC, Inc.
Unaudited Reconciliation of Debt to Net Debt and Calculation of Net Debt-to-Equity Ratio
(in thousands, except ratios)

	As of December 31, 2023		As of September 30, 2023		As of December 31, 2022
Total debt (principal)	$1,444,914		$1,521,126		$1,454,144
minus: Cash and foreign currencies (excluding restricted cash)	(70,528)		(49,758)		(139,415)
plus: Payable from unsettled transactions	1,112		424		35,565
minus: Receivable from unsettled transactions	(1,299)		(53,961)		(19,972)
Total net debt(1)	$1,374,199		$1,417,831		$1,330,322

Total net assets	$1,196,559		$1,198,224		$1,192,329

Total net debt-to-equity ratio(1)	1.15	x	1.18	x	1.12	x
(1) See the “Non-GAAP Financial Measures” section of this press release.